Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

hopTo Inc.

Campbell, California

We hereby consent to the inclusion in this Post-Effective Amendment No. 3 to Registration Statement on Form S-1 (File Number 333-190681), Post-Effective Amendment No. 2 to Registration Statement on Form S-1 (File Number 333-193666) and Post-Effective Amendment No. 1 to Registration Statement on Form S-1 (File Number 333-206861) of our report dated April 7, 2017, relating to the consolidated financial statements of hopTo Inc., appearing in the Annual Report on Form 10-K of hopTo Inc. for the year ended December 31, 2016. Our report contains an explanatory paragraph that hopTo Inc. has incurred losses from operations, an accumulated deficit, a working capital deficit, and needs to raise additional funds to meet short and long-term operational requirements all of which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that result from the outcome of this uncertainty.

We also consent to the reference to us under the caption “Experts” in the Post-Effective Amendment No. 3 to Registration Statement on Form S-1 (File Number 333-190681), Post-Effective Amendment No. 2 to Registration Statement on Form S-1 (File Number 333-193666) and Post-Effective Amendment No. 1 to Registration Statement on Form S-1 (File Number 333-206861).

/s/ Macias Gini & O’Connell LLP
Macias Gini & O’Connell LLP
Walnut Creek, California

April 19, 2017